EXHIBIT 99.1

Shareholder Update

August 2005

Dear Shareholders and Friends:

Greer Bancshares, Incorporated, the parent company of Greer State Bank, reported net income of $651,000, or 26 cents per diluted share, for the quarter ended June 30, 2005, compared to $584,000, or 24 cents per diluted share, for the second quarter of 2004, an increase in net income of 11.4%. Year-to-date net income through June 30, 2005 was $1,323,000, or 53 cents per diluted share, compared to $1,204,000, or 49 cents per diluted share through June 30, 2004, an increase in net income of 9.9%.

Total assets increased to $269 million at June 30, 2005, up 16.5% from $231 million at December 31, 2004. Total loans were $156 million at June 30, 2005, up from $139 million at December 31, 2004, an increase of 11.8%.

We are pleased with the growth in net income and in our balance sheet, particularly our growth in loans, for the first six months of 2005. These results reflect the initial success of the Bank’s aggressive, strategic growth plan for the next five years, which was implemented in January of 2005 and essentially aspires to double the asset size of the Bank by the end of 2009.

We are also pleased to report that the Bank’s new Taylors Office is almost complete and will be observing its Grand Opening on Saturday, August 20 from 9 AM to 2 PM. Shareholders are cordially invited to attend the Grand Opening and tour this attractive new facility. Greg Sisk and Christy Blackwell will lead our service efforts in Taylors, and we hope you will refer friends and associates in the Taylors area to this new office.

The next quarterly cash dividend of 16 cents per share will be paid on September 15, 2005, to shareholders of record on September 1, 2005. A subsequent quarterly cash dividend of 16 cents per share will be paid on December 15 to shareholders of record on December 1, 2005.

As always, thank you for your continued interest, support, and trust. We welcome your comments for improving the Bank and communicating effectively with you.

Respectfully,

/s/ David M. Rogers	/s/ R. Dennis Hennett
David M. Rogers	R. Dennis Hennett
Chairman of the Board	Chief Executive Officer